                                                       [TENNECO AUTOMOTIVE LOGO]

NEWS RELEASE


Contacts:  Jane Ostrander
           Media Relations
           847 482-5607
           jane.ostrander@tenneco-automotive.com

           Leslie Hunziker
           Investor Relations
           847 482-5042
           leslie.hunziker@tenneco-automotive.com



    TENNECO AUTOMOTIVE DELIVERS RECORD FOURTH QUARTER AND FULL YEAR REVENUES COMPANY REPORTS QUARTERLY LOSS DUE TO RESTRUCTURING AND REFINANCING COSTS

     o   Record fourth quarter revenue of $1.1 billion, up 15%
     o   Fourth quarter EBIT $18 million; adjusted EBIT $46 million, up 12%
     o   Record full year revenue of $4.2 billion, up 12%
     o   Record low year-end debt net of cash balances of $1.206 billion
     o   Awarded $1.2 billion in future annualized new business in 2004


Lake Forest, Illinois, January 25, 2005 - Tenneco Automotive (NYSE: TEN) reported a fourth quarter loss of $21 million, or 49-cents per diluted share, versus a net loss of $2 million, or 4-cents per diluted share, in fourth quarter 2003. Adjusted for the items below, fourth quarter net income increased to $8 million, or 17-cents per diluted share, compared with net income of $2 million, or 6-cents per diluted share a year ago.

EBIT (earnings before interest, taxes and minority interest) was $18 million, compared with $40 million in fourth quarter 2003. EBITDA (EBIT before depreciation and amortization) was $64 million versus $83 million a year ago. With fourth quarter adjustments, the company delivered its 12th consecutive quarter of EBIT and EBITDA improvement with adjusted EBIT of $46 million and EBITDA of $92 million, up 12% and 10% respectively. See the tables in attachment 2 to the press release, which reconcile GAAP results to non-GAAP results.

ADJUSTED FOURTH QUARTER 2004 AND 2003 RESULTS:

                                                              Q4 2004                                     Q4 2003
                                               ----------------------------------------     --------------------------------------
                                                                     Net         Per                             Net         Per
                                               EBITDA     EBIT      Income      Share       EBITDA     EBIT     Income      Share
                                               -------   -----     --------   ---------     -------   ------   ---------   -------
Earnings Measures                              $ 64       $ 18       $(21)      $(0.49)      $ 83      $ 40      $ (2)     $(0.04)

Adjustments (reflects non-GAAP measures):
    Restructuring and restructuring
      related expenses                           28         28         17         0.40          1         1         1        0.02
    Tax adjustments                              --         --        (15)       (0.34)        --        --        (3)      (0.05)
    Cost related to refinancing                  --         --         27         0.60         --        --         6        0.13
                                               ----       ----       ----        -----      -----     -----      ----       -----
Non-GAAP earnings measures                     $ 92       $ 46       $  8        $0.17       $ 84      $ 41      $  2       $0.06
                                               ----       ----       ----        -----      -----     -----      ----       -----

FOURTH QUARTER 2004 ADJUSTMENTS:

     o Restructuring and related expenses of $28 million pre-tax, or 40-cents per diluted share, primarily to implement a reduction in force announced in the quarter to save $20 million annually;
     o Tax benefits of $15 million, or 34-cents per diluted share, primarily to recognize benefits related to previous tax losses in foreign operations;
     o Expenses of $42 million pre-tax, or 60-cents per diluted share, for refinancing the company's 11.625% subordinated debt to 8.625%, expected to save $15 million annually in interest expense.

FOURTH QUARTER 2003 ADJUSTMENTS:

     o Restructuring expenses of $1 million pre-tax, or 2-cents per diluted share;
     o A benefit of $3 million, or 5-cents per diluted share, related to a foreign tax adjustment;
     o Expenses of $9 million pre-tax, or 13-cents per diluted share, associated with refinancing the company's senior debt.

Tenneco Automotive's strong cash performance in the quarter resulted in cash balances of $214 million at quarter-end, up from $203 million at the end of third quarter 2004, and record low net debt of $1.206 billion compared with $1.285 at year-end 2003. Total debt was $1.420 billion at year-end 2004 versus $1.430 billion a year ago.

"Our ability to generate cash and improve earnings delivered another excellent quarter with strong financial results despite facing industry-wide challenges including escalating steel costs," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We are working aggressively to offset the impact of higher steel costs with price recovery from our customers, and by continuing to lower our costs and improve manufacturing efficiency through Lean and Six Sigma programs."

Tenneco Automotive again posted quarterly record revenue of $1.1 billion, up 15 percent over fourth quarter 2003 revenue of $933 million. Favorable currency exchange rates impacted revenue by $52 million. The company continues to benefit from having products on better-selling vehicles in North America and Europe and from stronger North American aftermarket sales.

The company's gross margin in the quarter was 18.5% compared with 20.2% a year ago. Gross margin was negatively impacted by 1.0 percentage point due to restructuring costs in the quarter and 1.4 percentage points due to the impact of $15 million in higher steel costs. These costs offset strong volumes, aftermarket price increases and the benefits from cost reduction activities.

Fourth quarter SGA&E expense was 12.6% of sales, or 10.9% excluding the impact of restructuring costs, versus 11.3% a year ago. Restructuring activities in the quarter delivered $4 million in savings and Six Sigma quality programs generated $7 million.

The company outperformed its bank debt covenants in the quarter. At December 31, the leverage ratio was 3.60, below the maximum limit of 4.75; the fixed charge ratio was 1.78, exceeding the required ratio of 1.10; and the interest coverage ratio was 2.67, exceeding the minimum coverage ratio of 2.00.

NORTH AMERICA

     o North American original equipment revenue increased to $358 million versus $347 million in 2003. Catalytic converter pass-through sales were flat year-over-year at $77 million. Revenues outpaced industry production due to the company's position on top-selling platforms and stronger year-over-year heavy duty volumes.

     o North American aftermarket revenue was $110 million, up from $99 million in fourth quarter 2003 due to higher aftermarket ride control sales to new and existing customers.
     o EBIT for North American operations was $19 million, compared with $22 million a year ago. Adjusting for $8 million in restructuring costs, fourth quarter 2004 EBIT was $27 million. Higher material costs of $11 million in the OE ride control and the aftermarket businesses offset increased profit from OE and aftermarket revenues.

EUROPE AND SOUTH AMERICA

     o European original equipment revenue was $385 million, including $89 million in catalytic converter pass-through sales and $39 million in favorable currency, versus $290 million a year ago with $60 million in pass-through sales. Higher OE emission control volumes drove the increase, outpacing a 2% decline in industry production.
     o European aftermarket revenue was $82 million, including $7 million in favorable currency, versus $76 million a year ago. Improving emission control sales from market share gains were more than offset by lower ride control sales.
     o South American operations generated $44 million in revenue, up from $33 million a year ago, due to higher OE volumes in Brazil and Argentina. As previously announced the company changed its management structure and operating segments in the fourth quarter. Year-over-year result comparisons have been adjusted to report South American EBIT with the company's European results.
     o EBIT for European and South American operations was a loss of $5 million versus income of $10 million in fourth quarter 2003. Adjusted for $17 million in restructuring costs, Europe and South America EBIT was $12 million in the quarter versus $10 million in fourth quarter 2003. EBIT improved due to strong OE volumes and manufacturing efficiencies despite higher material costs of $4 million.

ASIA PACIFIC

Fourth quarter 2004 results have been adjusted to reflect the change in operating segments, which created the Asia Pacific strategic business unit with the company's Asian and Australian operations. Previously, the company reported combined EBIT for Asia, Australia and South America.

     o Revenue from Asian operations was $37 million, versus $43 million in fourth quarter 2003. The decrease was primarily the result of slowing OE sales in China.
     o Australian revenue was $55 million including $3 million in favorable currency compared with $45 million a year ago. Strong OE volumes drove the increase.
     o EBIT for the company's Asia Pacific operations was $4 million versus $8 million in fourth quarter 2003. Excluding restructuring costs of $3 million, fourth quarter 2004 EBIT was $7 million. The decline was largely the result of lower OE volumes in China.


                           FULL-YEAR 2004 PERFORMANCE
                           --------------------------

In 2004, Tenneco Automotive generated its highest ever annual revenue of $4.2 billion, driven by its strong position on top-selling platforms worldwide and strengthening aftermarket sales in some sectors. The company reported full-year net income of $13 million, or 31-cents per diluted share, versus $27 million, or 65-cents per diluted share, in 2003. EBIT was $171 million, versus $176 million a year ago and EBITDA was $348 million compared with $339 million for full year 2003.

Adjusted for the items below, full year net income was $52 million, or $1.18 per diluted share, compared with $23 million, or 55-cents per diluted share, in 2003. Adjusted EBIT increased 21% to $223 million and adjusted EBITDA was up 15% to $400 million.

ADJUSTED FULL YEAR 2004 AND 2003 RESULTS:


                                                           Full Year 2004                              Full Year 2003
                                               ----------------------------------------     ----------------------------------------
                                                                     Net         Per                              Net       Per
                                               EBITDA      EBIT     Income      Share       EBITDA     EBIT      Income    Share
                                               -------   -------   --------   ---------     -------   ------   ---------   ---------
Earnings Measures                               $348       $171       $ 13       $ 0.31       $339      $176      $ 27      $ 0.65

Adjustments (reflects non-GAAP measures):
    Restructuring and restructuring
      related expenses                            40         40         25         0.56          8         8         5        0.13
    New Aftermarket customer changeover
      costs                                        8          8          5         0.12         --        --        --          --
    Consulting fees indexed to stock price         4          4          3         0.06         --        --        --          --
    Tax adjustments                               --         --        (21)       (0.47)        --        --       (17)      (0.41)
    Cost related to refinancing                   --         --         27         0.60         --        --         8        0.18
                                               -------   -------   --------   ---------     -------   ------   ---------   ---------
Non-GAAP earnings measures                      $400       $223       $ 52        $1.18       $347      $184      $ 23       $0.55
                                               -------   -------   --------   ---------     -------   ------   ---------   ---------



FULL-YEAR 2004 ADJUSTMENTS:

     o Restructuring and related expenses of $40 million pre-tax, or 56-cents per share, to improve manufacturing efficiency and reduce costs;
     o Expenses of $8 million, or 12-cents per diluted share, associated with changeover costs for a new aftermarket customer;
     o Expenses of $4 million pre-tax, or 6-cents per diluted share, for consulting fees indexed to the stock price based on a 1999 agreement for implementing EVA(R);
     o   Tax benefits of $21 million or 47-cents per diluted share.
     o Expenses of $42 million pre-tax, or 60-cents per diluted share for refinancing the company's subordinated debt.

FULL-YEAR 2003 ADJUSTMENTS:

     o Restructuring and related expenses of $8 million pre-tax, or 13-cents per diluted share;
     o   Tax benefits of $17 million, or 41-cents per diluted share.
     o Expenses of $12 million, or 18-cents per diluted share, for debt refinancing.

The company reported SGA&E for the year of 11.7% of sales, or 11.0% excluding the impact of restructuring costs, aftermarket customer changeover costs and the consulting fees indexed to the stock price, compared with 11.4% in 2003. Gross margin for the year was 20% versus 20.5% a year ago. The decline was driven by higher material costs (0.6 percentage points negative impact), restructuring expenses (0.2 percentage points) and a lower percentage of sales generated by higher margin aftermarket business (0.2 percentage points). The company's Six Sigma programs generated $26 million in savings in 2004 and restructuring actions resulted in savings of $13 million.

The company continued to win new business in 2004 with $1.2 billion in annualized new OE contracts for platforms launching between 2004 and 2007.

                                  2005 OUTLOOK
                                  ------------

In 2005, Tenneco Automotive plans to continue to aggressively manage costs, adjust its businesses to the market and grow revenues by expanding in new markets and winning new business with its advanced technology offerings. The company's goals include maintaining SGA&E expense at less than 11 percent of sales; achieving a ratio of net debt to EBITDA of 2.8x; and generating at least $300 million in new business annually.

Tenneco Automotive expects that vehicle mix will continue to be a key revenue driver in 2005 and the company will benefit from its strong position on better-selling platforms helping to counter industry production volatility in North America and Europe.

The company anticipates that its original equipment book of business in 2005 and 2006 will be approximately $3.5 billion and $3.6 billion, or about $270 million and $420 million higher, respectively, than the 2004 book of business. Before catalytic converter pass-through sales, the book of business is expected to be about $2.70 billion and $2.8 billion in 2005 and 2006, or about $210 million higher in 2005 and $280 million higher in 2006. These revenue estimates are based on original equipment manufacturers' programs that have been formally awarded to the company as well as programs where the company is highly confident that it will be awarded business based on informal customer indications, Tenneco Automotive's status as a supplier on the existing program, and the relationship with the customer. The book of business is also based on anticipated vehicle production levels, as well as the company's pricing and currency assumptions.

Tenneco Automotive is actively addressing higher steel costs, expected to continue through 2005. The company anticipates that steel costs increases, net of other expected material cost savings and recovery from customers, will be between $30 million and $50 million for 2005. The company is intensely focused on mitigating the impact of higher costs by implementing a restructuring initiative announced in the fourth quarter, which is expected to generate $20 million in annual savings; improving manufacturing efficiency with Lean; generating at least $20 million in Six Sigma savings; and capitalizing on the projected $270 million increase in the 2005 OE book of business. Lower interest expense as a result of the company's debt refinancing in the fourth quarter will also help offset the impact.

Attachment 1 to this press release provides additional information on Tenneco Automotive's fourth quarter and full year 2004 results.

Statements of Income (Loss) - 3 Months
Statements of Income (Loss) - 12 Months
Balance Sheet
Statements of Cash Flow

Attachment 2

Reconciliation of GAAP Net Income to EBITDA - 3 months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 months
Reconciliation of GAAP Net Income to EBITDA - 12 months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 12 months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 3 months Reconciliation of GAAP Revenue to Non-GAAP Revenue Measure - 12 months

CONFERENCE CALL

The company will host a conference call on January 25, 2005 at 10:30 a.m. EST. The dial-in number is 866-556-1093 domestic or 1 630-395-0047 international. The passcode is Tenneco Auto. The call will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A recording of the call will be available one hour following completion of the call on January 25, 2005 through February 1, 2005. To access this recording, dial 866-475-1455 domestic or 203-369-1503 international. The purpose of the call is to discuss the company's results of operations for the last fiscal quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco Automotive web site.

2005 ANNUAL MEETING

The Tenneco Automotive board of directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 10, 2005 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 15, 2005.

Tenneco Automotive is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,800 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "continue," "goal," "anticipate," "will," "estimate" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the overall highly competitive nature of the automotive parts industry, and the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers; (ii) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives and other methods; (iii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (iv) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (v) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries; (vi) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (vii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt; (viii) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;
(ix) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market; (x) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xi) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2003. Further information can be found on the company's web site at www.tenneco-automotive.com.



                                       ###

                                                                   ATTACHMENT 1

               TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF INCOME (LOSS)
                                     Unaudited
                                     ---------
                          THREE MONTHS ENDED DECEMBER 31,
                   (Millions except share and per share amounts)




                                                                                2004                       2003
                                                                          --------------              -------------
Net sales and operating revenues:                                         $        1,071              $         933
                                                                          ==============              =============

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                             873 (a)                    745 (d)
   Engineering, Research and Development                                              20                         17
   Selling, General and Administrative                                               115 (a)                     88
   Depreciation and Amortization of Other Intangibles                                 46                         43
                                                                          --------------              --------------
          Total Costs and Expenses                                                 1,054                        893
                                                                          ==============              ==============

Gain on sale of assets                                                                 1                          -
Loss on sale of receivables                                                            -                         (1)
Other Income (Loss)                                                                    -                          1
                                                                          --------------              -------------
Total Other Income (Loss)                                                              1                          -
                                                                          --------------              -------------

Income (Loss) before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                                      19 (a)                     22 (d)
   Europe and South America                                                           (5)(a)                     10
   Asia Pacific                                                                        4 (a)                      8
                                                                          --------------              -------------
                                                                                      18                         40
Less:
   Interest expense (net of
     interest capitalized)                                                            75 (b)                     46 (e)
   Income tax benefit                                                                (36)(c)                     (5)(f)
   Minority interest                                                                   -                          1

                                                                          --------------              -------------
Net income (Loss)                                                         $          (21)             $          (2)
                                                                          ==============              =============

Average common shares outstanding:
   Basic                                                                            42.2                       40.7
                                                                          ==============              =============
   Diluted                                                                          44.7                       42.4
                                                                          ==============              =============

Earnings (Loss) per share of common stock:
   Basic                                                                  $        (0.49)             $       (0.04)
                                                                          ==============              =============

   Diluted                                                                $        (0.49)             $       (0.04)
                                                                          ==============              =============



(a) Includes restructuring and restructuring related charges of $28 million pre-tax, $17 million after-tax or $0.40 per share. Of the adjustment $18 million is recorded in SG&A and the remaining $10 million is in cost of sales. Geographically, $8 million is recorded in North America, $17 million in Europe and South America and $3 million in Asia Pacific.

(b) Includes a pre-tax expense of $42 million, $27 million after-tax or $0.60 per share related to the call premium fee, interest expense and the write off of debt issuance costs that related to the $500 million bond refinancing in November of 2004.

(c) Includes a $15 million or $0.34 per share tax benefit primarily to recognize benefits related to previous tax losses in foreign operations.


(d) Includes restructuring related charges of $1 million pre-tax, $1 million after-tax or $0.02 per share. The entire charge is recorded in cost of sales. Geographically all of the charge is recorded in North America.

(e) Includes a pre-tax reduction of $9 million, $6 million after-tax or $0.13 per share related to debt issuance costs that were deferred on the senior debt we refinanced in December 2003.

(f) Includes a $3 million or $0.05 per share tax benefit related to the resolution of outstanding tax issues.

                                                                   ATTACHMENT 1

            TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENTS OF INCOME
                                  Unaudited
                                  ---------
                       TWELVE MONTHS ENDED DECEMBER 31,
                (Millions except share and per share amounts)




                                                                               2004                       2003
                                                                          --------------             --------------
Net sales and operating revenues:                                         $        4,213  (a)        $        3,766
                                                                          ==============             ==============

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                           3,371 (b)                  2,994 (f)
   Engineering, Research and Development                                              76                         67
   Selling, General and Administrative                                               417  (a)(b)(c)             364
   Depreciation and Amortization of Other Intangibles                                177                        163
                                                                          --------------             --------------
          Total Costs and Expenses                                                 4,041                      3,588
                                                                          ==============             ==============

Gain on sale of assets                                                                 1                          -
Loss on sale of receivables                                                           (1)                        (2)
Other Income (Loss)                                                                   (1)                         -
                                                                          --------------             --------------
Total Other Income (Loss)                                                             (1)                        (2)
                                                                          --------------             --------------

Income (Loss) before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                                     130  (a)(b)(c)             131 (f)
   Europe and South America                                                           22  (b)(c)                 23 (f)
   Asia Pacific                                                                       19  (b)(c)                 22
                                                                          --------------             --------------
                                                                                     171                        176
Less:
   Interest expense (net of
     interest capitalized)                                                           179 (d)                    149 (g)
   Income tax benefit                                                                (25)(e)                     (6)(h)
   Minority interest                                                                   4                          6

                                                                          --------------             --------------
Net income                                                                $           13             $           27
                                                                          ==============             ==============

Average common shares outstanding:
   Basic                                                                            41.5                       40.4
                                                                          ==============             ==============
   Diluted                                                                          44.2                       41.8
                                                                          ==============             ==============

Earnings (Loss) per share of common stock:
   Basic                                                                  $         0.33             $         0.67
                                                                          ==============             ==============
   Diluted                                                                $         0.31             $         0.65
                                                                          ==============             ==============



(a) Includes changeover costs for a new aftermarket customer acquired in the first quarter of $8 million pre-tax, $5 million after-tax or $0.12 per share. Of the adjustment $6 million is recorded in Sales and $2 million is recorded in SG&A. Geographically, the entire amount is recorded in North America.

(b) Includes restructuring and restructuring related charges of $40 million pre-tax, $25 million after tax or $0.56 per share. Of the adjustment $20 million is recorded in SG&A and the remaining $20 million is in cost of sales. Geographically, $11 million is recorded in North America, $26 million in Europe and South America and $3 million in Asia Pacific.

(c) Includes consulting fees indexed to stock price of $4 million pre-tax, $3 million after-tax or $0.06 per share. The entire charge is recorded in SG&A. Geographically $2 million of the charge is recorded in North America, $1 million in Europe and South America and $1 million in Asia Pacific.

(d) Includes a pre-tax expense of $42 million, $27 million after-tax or $0.60 per share related to the call premium fee, interest expense and the write off of debt issuance costs that related to the $500 million bond refinancing in November of 2004.

(e) Includes a $21 million or $0.47 per share tax benefit related to the resolution of outstanding tax issues and to recognize benefits related to previous tax losses in foreign operations.

(f) Includes restructuring and restructuring related charges of $8 million pre-tax, $5 million after-tax or $0.13 per share. The entire charge is recorded in cost of sales. Geographically, $4 million is recorded in North America and $4 million in Europe and South America.

(g) Includes a pre-tax expense of $12 million, $8 million after-tax or $0.18 per share related to debt issuance costs that were deferred on the senior debt we paid down with the proceeds of the 2003 debt refinancings.

(h) Includes a $17 million or $0.41 per share tax benefit related to the resolution of several tax issues.

                                                                   ATTACHMENT 1

                 TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                     BALANCE SHEETS
                                      (Unaudited)
                                       (Millions)



                                                                             December 31, 2004                December 31, 2003
                                                                          --------------------             --------------------

 Assets

            Cash and Cash Equivalents                                     $                214             $                145

            Receivables, Net                                                               486 (a)                          442(a)

            Inventories                                                                    382                              343

            Other Current Assets                                                           198                              175

            Investments and Other Assets                                                   677                              629

            Plant, Property, and Equipment, Net                                          1,134                            1,111
                                                                          --------------------             --------------------

            Total Assets                                                  $              3,091             $              2,845
                                                                          ====================             ====================




Liabilities and Shareholders' Equity

            Short-Term Debt                                               $                 19             $                 20

            Accounts Payable                                                               696                              621

            Accrued Taxes                                                                   21                               19

            Accrued Interest                                                                35                               42

            Other Current Liabilities                                                      272                              191

            Long-Term Debt                                                               1,401 (b)                        1,410 (b)

            Deferred Income Taxes                                                          123                              123

            Deferred Credits and Other Liabilities                                         382                              338

            Minority Interest                                                               24                               23

            Total Shareholders' Equity                                                     118                               58
                                                                          --------------------             --------------------

            Total Liabilities and Shareholders' Equity                    $              3,091             $              2,845
                                                                          ====================             ====================



(a)    Accounts Receivables net of:                                          December 31, 2004                December 31, 2003
                                                                          --------------------             --------------------

            Accounts Receivable securitization programs                   $                124             $                123
            Receivables collected under advance payment programs          $                132             $                 99


(b)    Long term debt composed of:                                           December 31, 2004                December 31, 2003
                                                                          --------------------             --------------------

            Term loan B (Due 2010)                                        $                392             $                396
            10.25% senior notes (Due 2013)                                                 490                              491
            11.625% subordinated notes (Due 2009)                                            -                              500
            8.625% subordinated notes (Due 2014)                                           500                                -
            Other long term debt                                                            19                               23

                                                                          --------------------             --------------------
                                                                          $              1,401             $              1,410
                                                                          ====================             ====================



                                                                   ATTACHMENT 1

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)





                                                                                                TWELVE MONTHS ENDED
                                                                                                    DECEMBER 31,
                                                                                -------------------------------------------------
                                                                                         2004                       2003
                                                                                ----------------------      ---------------------
Operating activities:
  Net income                                                                    $                   13      $                  27
  Adjustments to reconcile income (loss)
   to net cash provided (used) by operating activities -
    Depreciation and amortization                                                                  177                        163
    Deferred income taxes                                                                          (41)                       (29)
    (Gain)/loss on sale of assets, net                                                               -                          2
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                                    (7)                        13
      (Inc.)/dec. in inventories                                                                   (19)                        55
      (Inc.)/dec. in prepayments and other current assets                                           (4)                        (1)
      Inc./(dec.) in payables                                                                       53                         52
      Inc./(dec.) in taxes accrued                                                                 (16)                       (30)
      Inc./(dec.) in interest accrued                                                               (7)                        19
      Inc./(dec.) in other current liabilities                                                      30                        (30)
    Other                                                                                           21                         40
                                                                                ----------------------      ---------------------
Net cash provided by operating activities                                                          200                        281

Investing activities:
  Net proceeds from sale of assets                                                                  15                          8
  Expenditures for plant, property & equipment                                                    (130)                      (130)
  Investments and other                                                                             (1)                        (5)
                                                                                ----------------------      ---------------------
Net cash used by investing activities                                                             (116)                      (127)
                                                                                ----------------------      ---------------------

Financing activities:
  Issuance of common shares                                                                         10                          -
  Proceeds from capital contributions                                                                -                          1
  Issuance of long-term debt                                                                       500                        891
  Debt issuance costs on long-term debt                                                            (13)                       (27)
  Retirement of long-term debt                                                                    (508)                      (791)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                                     (1)                      (121)
  Other                                                                                              -                         (2)
                                                                                ----------------------      ---------------------
Net cash used by financing activities                                                              (12)                       (49)
                                                                                ----------------------      ---------------------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                                                  (3)                       (14)
                                                                                -----------------------     ---------------------

Inc./(dec.) in cash and cash equivalents                                                            69                         91
Cash and cash equivalents, January 1                                                               145                         54
                                                                                ----------------------      ---------------------
Cash and cash equivalents, December 31                                          $                  214      $                 145
                                                                                ======================      =====================

Cash paid during the period for interest                                        $                  185      $                 115
Cash paid during the period for income taxes                                    $                   18      $                  46

Non-cash Investing and Financing Activities
Obligation for long-term capital lease                                          $                    -      $                  (3)
Write-off of Unamortized Debt Issuance Cost                                     $                   (9)     $                 (12)



                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
                 RECONCILIATION OF GAAP(a) NET INCOME TO EBITDA
                                    Unaudited





                                                                                                       Q4 2004
                                                                                  ----------------------------------------------

                                                                                    North      Europe        Asia
                                                                                   America      & SA       Pacific       Total
                                                                                  ---------   ---------   ---------    ---------
Net income                                                                        $       -   $       -   $       -    $     (21)

Minority interest                                                                         -           -           -            -

Income tax expense (benefit)                                                              -           -           -          (36)

Interest expense (net of interest capitalized)                                            -           -           -           75
                                                                                  ---------   ---------   ---------    ---------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                                     19          (5)          4           18

Depreciation and amortization of other intangibles                                       23          20           3           46
                                                                                  ---------   ---------   ---------    ---------
Total EBITDA(b)                                                                   $      42   $      15   $       7    $      64
                                                                                  =========   =========   =========    =========



                                                                                                       Q4 2003
                                                                                  ----------------------------------------------
                                                                                    North      Europe       Asia
                                                                                   America      & SA       Pacific       Total
                                                                                  ---------   ---------   ---------    ---------

Net income                                                                        $       -   $       -   $       -    $      (2)

Minority interest                                                                         -           -           -            1

Income tax expense (benefit)                                                              -           -           -           (5)

Interest expense (net of interest capitalized)                                            -           -           -           46
                                                                                  ---------   ---------   ---------    ---------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                                     22          10           8           40

Depreciation and amortization                                                            23          17           3           43
                                                                                  ---------   ---------   ---------    ---------

Total EBITDA                                                                      $      45   $      27   $      11    $      83
                                                                                  =========   =========   =========    =========



(a) Generally Accepted Accounting Principles

(b)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(a) TO NON-GAAP EARNINGS MEASURES(b)
                                    Unaudited





                                                                      Q4 2004                             Q4 2003
                                                    ---------------------------------------  --------------------------------------
                                                    EBITDA(c)  EBIT  Net Income  Per Share   EBITDA(c) EBIT   Net Income  Per Share
                                                    ------    -----  ----------  ---------   ------    -----  ----------  ---------
Earnings Measures                                   $   64    $  18  $      (21) $   (0.49)  $   83    $ 40   $       (2) $   (0.04)

Adjustments (reflects non-GAAP measures):
  Restructuring and restructuring related expenses      28       28          17       0.40        1       1            1       0.02
  Tax adjustments                                        -        -         (15)     (0.34)       -       -           (3)     (0.05)
  Cost related to refinancing                            -        -          27       0.60        -       -            6       0.13
                                                    ------    ------    -------  ---------   ------    ----   ----------   --------
Non-GAAP earnings measures                          $   92    $  46  $        8  $    0.17   $   84    $ 41   $        2   $   0.06
                                                    ======    =====    ========  =========   ======    ====   ==========   ========





                                                                                                    Q4 2004
                                                                             -----------------------------------------------------
                                                                             North        Europe         Asia
                                                                            America        & SA         Pacific          Total
                                                                          ------------   ----------  --------------   ------------
EBIT                                                                      $         19   $       (5) $            4   $         18
    Restructuring and restructuring related expenses                                 8           17               3             28
                                                                          ------------   ----------  --------------   ------------
Adjusted EBIT                                                             $         27   $       12  $            7   $         46
                                                                          ============   ==========  ==============   ============


                                                                                                    Q4 2003
                                                                          --------------------------------------------------------
                                                                             North        Europe         Asia
                                                                            America        & SA         Pacific          Total
                                                                          ------------   ----------  --------------   ------------
EBIT                                                                      $         22   $       10  $            8   $         40
    Restructuring and restructuring related expenses                                 1            -               -              1
                                                                          ------------   ----------  --------------   ------------
Adjusted EBIT                                                             $         23   $       10  $            8   $         41
                                                                          ============   ==========  ==============   ============


(a) Generally Accepted Accounting Principles

(b) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the fourth quarters of 2004 and 2003 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the financial results in any particular period.

(c)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2


                               TENNECO AUTOMOTIVE
                 RECONCILIATION OF GAAP(a) NET INCOME TO EBITDA
                                   Unaudited





                                                                                       YTD 2004
                                                               --------------------------------------------------------
                                                                  North        Europe         Asia
                                                                 America        & SA         Pacific         Total
                                                               -------------  ---------   --------------  -------------
Net income                                                     $           -  $       -   $            -  $          13

Minority interest                                                          -          -                -              4

Income tax expense (benefit)                                               -          -                -            (25)

Interest expense (net of interest capitalized)                             -          -                -            179
                                                                                                          -------------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                     130         22               19            171

Depreciation and amortization of other intangibles                        94         72               11            177
                                                               -------------  ---------   --------------  -------------

Total EBITDA(b)                                                $         224  $      94   $           30  $         348
                                                               =============  =========   ==============  =============


                                                                                       YTD 2003
                                                               --------------------------------------------------------
                                                                  North        Europe         Asia
                                                                 America        & SA         Pacific         Total
                                                               -------------  ---------   --------------  -------------
Net income                                                     $           -  $       -   $            -  $          27

Minority interest                                                          -          -                -              6

Income tax expense (benefit)                                               -          -                -             (6)

Interest expense (net of interest capitalized)                             -          -                -            149
                                                                                                          -------------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                     131         23               22            176

Depreciation and amortization                                             91         62               10            163
                                                               -------------  ---------   --------------  -------------

Total EBITDA                                                   $         222  $      85   $           32  $         339
                                                               =============  =========   ==============  =============



(a) Generally Accepted Accounting Principles

(b)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP(a) TO NON-GAAP EARNINGS MEASURES(b)
                                    Unaudited





                                                                    YTD 2004                                YTD 2003
                                                     --------------------------------------  --------------------------------------
                                                     EBITDA(c) EBIT  Net Income  Per Share   EBITDA(c) EBIT  Net Income   Per Share
                                                     ------    ----  ----------  ---------   ------    ----  -----------  ---------
Earnings Measures                                    $  348    $171   $      13  $    0.31   $  339    $176  $       27   $    0.65

Adjustments (reflects non-GAAP measures):
    Restructuring and restructuring related expenses     40      40          25       0.56        8       8           5        0.13
    New Aftermarket customer changeover costs             8       8           5       0.12        -       -           -          -
    Consulting fees indexed to stock price                4       4           3       0.06        -       -           -          -
    Tax adjustments                                       -       -         (21)     (0.47)       -       -         (17)     (0.41)
    Cost related to refinancing                           -       -          27       0.60        -       -           8       0.18
                                                     ------    ----   ---------  ---------   ------    ----  ----------- ----------
Non-GAAP earnings measures                           $  400    $223   $      52  $    1.18   $  347    $184  $       23  $    0.55
                                                     ======    ====   =========  =========   ======    ====  =========== ==========




                                                                                                   YTD 2004
                                                                           --------------------------------------------------------
                                                                              North        Europe         Asia
                                                                             America        & SA         Pacific         Total
                                                                           -------------  ---------   --------------  -------------
EBIT                                                                       $         130   $     22   $           19  $         171
    Restructuring and restructuring related expenses                                  11         26                3             40
    New Aftermarket customer changeover costs                                          8          -                -              8
    Consulting fees indexed to stock price                                             2          1                1              4
                                                                           -------------  ---------   --------------  -------------
Adjusted EBIT                                                              $         151  $      49   $           23  $         223
                                                                           =============  =========   ==============  =============


                                                                                                    YTD 2003
                                                                           --------------------------------------------------------
                                                                              North        Europe         Asia
                                                                             America        & SA         Pacific         Total
                                                                           -------------  ---------   --------------  -------------
EBIT                                                                       $         131  $      23   $           22  $         176
    Restructuring and restructuring related expenses                                   4          4                -              8
                                                                           -------------  ---------   --------------  -------------
Adjusted EBIT                                                              $         135  $      27   $           22  $         184
                                                                           =============  =========   ==============  =============


(a) Generally Accepted Accounting Principles

(b) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the twelve months of 2004 and 2003 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the no financial results in any particular period.

(c)See Reconciliation of GAAP Net Income to EBITDA on previous page. EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amort companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURE
                                    Unaudited




                                                                                     Q4 2004
                                               -----------------------------------------------------------------------------------
                                                                                           Pass-through            Revenues
                                                                                               Sales              Excluding
                                                                             Revenues        Excluding             Currency
                                                               Currency     Excluding        Currency          and Pass-through
                                                Revenues        Impact       Currency         Impact                Sales
                                               ------------   -----------  -------------  ----------------   ---------------------
North America Aftermarket
     Ride Control                             $         74    $        -   $         74   $             -    $                 74
     Exhaust                                            36             -             36                 -                      36
                                               -----------    ----------   ------------   ---------------    --------------------
     Total North America Aftermarket                   110             -            110                 -                     110

North America Original Equipment
     Ride Control                                      109             -            109                 -                     109
     Exhaust                                           249             2            247                77                     170
                                               -----------    ----------   ------------   ---------------    --------------------
     Total North America Original Equipment            358             2            356                77                     279

Total North America                                    468             2            466                77                     389

Europe Aftermarket
     Ride Control                                       36             3             33                 -                      33
     Exhaust                                            46             4             42                 -                      42
                                               -----------    ----------   ------------   ---------------    --------------------
     Total Europe Aftermarket                           82             7             75                 -                      75

Europe Original Equipment
     Ride Control                                       99            12             87                 -                      87
     Exhaust                                           286            27            259                89                     170
                                               -----------    ----------   ------------   ---------------    --------------------
     Total Europe Original Equipment                   385            39            346                89                     257

South America                                           44             1             43                 4                      39

Total Europe & South America                           511            47            464                93                     371

Asia                                                    37             -             37                 9                      28

Australia                                               55             3             52                 4                      48
                                               -----------    ----------   ------------   ---------------    --------------------

Total Asia Pacific                                      92             3             89                13                      76

Total Tenneco Automotive                       $     1,071    $       52   $      1,019   $           183    $                836
                                               ===========    ==========   ============   ===============    ====================



                                                                                     Q4 2003
                                               -----------------------------------------------------------------------------------
                                                                                           Pass-through            Revenues
                                                                                               Sales              Excluding
                                                                             Revenues        Excluding             Currency
                                                               Currency     Excluding        Currency          and Pass-through
                                                Revenues        Impact       Currency         Impact                Sales
                                               ------------   -----------  -------------  ----------------   ---------------------
North America Aftermarket
     Ride Control                              $         63   $         -  $          63  $              -   $                  63
     Exhaust                                             36             -             36                 -                      36
                                               ------------   -----------  -------------  ----------------   ---------------------
     Total North America Aftermarket                     99             -             99                 -                      99

North America Original Equipment
     Ride Control                                       106             -            106                 -                     106
     Exhaust                                            241             -            241                77                     164
                                               ------------   -----------  -------------  ----------------   ---------------------
     Total North America Original Equipment             347             -            347                77                     270

Total North America                                     446             -            446                77                     369

Europe Aftermarket
     Ride Control                                        37             -             37                 -                      37
     Exhaust                                             39             -             39                 -                      39
                                               ------------   -----------  -------------  ----------------   ---------------------
     Total Europe Aftermarket                            76             -             76                 -                      76

Europe Original Equipment
     Ride Control                                        79             -             79                 -                      79
     Exhaust                                            211             -            211                60                     151
                                               ------------   -----------  -------------  ----------------   ---------------------
     Total Europe Original Equipment                    290             -            290                60                     230

South America                                            33             -             33                 3                      30

Total Europe & South America                            399             -            399                63                     336

Asia                                                     43             -             43                15                      28

Australia                                                45             -             45                 4                      41
                                               ------------   -----------  -------------  ----------------   ---------------------

Total Asia Pacific                                       88             -             88                19                      69

Total Tenneco Automotive                       $        933   $         -  $         933  $            159   $                 774
                                               ============   ===========  =============  ================   =====================


     Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                                                                  ATTACHMENT 2

                               TENNECO AUTOMOTIVE
           RECONCILIATION OF GAAP REVENUES TO NON-GAAP REVENUE MEASURE
                                    Unaudited




                                                                         Year ended December 31, 2004
                                            ---------------------------------------------------------------------------------------
                                                                                            Pass-through           Revenues
                                                                                                Sales              Excluding
                                                                            Revenues          Excluding            Currency
                                                             Currency       Excluding         Currency         and Pass-through
                                              Revenues        Impact        Currency           Impact                Sales
                                            --------------  ------------  --------------   ----------------  ----------------------
North America Aftermarket
     Ride Control                           $          342  $          -  $          342   $              -  $                  342
     Exhaust                                           161             -             161                  -                     161
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total North America Aftermarket                   503             -             503                  -                     503

North America Original Equipment
     Ride Control                                      455             -             455                  -                     455
     Exhaust                                         1,001             9             992                320                     672
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total North America Original Equipment          1,456             9           1,447                320                   1,127

Total North America                                  1,959             9           1,950                320                   1,630

Europe Aftermarket
     Ride Control                                      169            12             157                  -                     157
     Exhaust                                           190            16             174                  -                     174
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total Europe Aftermarket                          359            28             331                  -                     331

Europe Original Equipment
     Ride Control                                      356            33             323                  -                     323
     Exhaust                                         1,005            76             929                321                     608
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total Europe Original Equipment                 1,361           109           1,252                321                     931

South America                                          153             4             149                 15                     134

Total Europe & South America                         1,873           141           1,732                336                   1,396

Asia                                                   176             1             175                 54                     121

Australia                                              205            23             182                 16                     166
                                            --------------  ------------  --------------   ----------------  ----------------------

Total Asia Pacific                                     381            24             357                 70                     287

Total Tenneco Automotive                    $        4,213  $        174  $        4,039   $            726  $                3,313
                                            ==============  ============  ==============   ================  ======================


                                                                         Year ended December 31, 2003
                                            ---------------------------------------------------------------------------------------
                                                                                            Pass-through           Revenues
                                                                                                Sales              Excluding
                                                                            Revenues          Excluding            Currency
                                                             Currency       Excluding         Currency         and Pass-through
                                              Revenues        Impact        Currency           Impact                Sales
                                            --------------  ------------  --------------   ----------------  ----------------------

North America Aftermarket
     Ride Control                           $          303  $          -  $          303   $              -  $                  303
     Exhaust                                           163             -             163                  -                     163
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total North America Aftermarket                   466             -             466                  -                     466

North America Original Equipment
     Ride Control                                      442             -             442                  -                     442
     Exhaust                                           972             -             972                306                     666
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total North America Original Equipment          1,414             -           1,414                306                   1,108

Total North America                                  1,880             -           1,880                306                   1,574

Europe Aftermarket
     Ride Control                                      170             -             170                  -                     170
     Exhaust                                           176             -             176                  -                     176
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total Europe Aftermarket                          346             -             346                  -                     346

Europe Original Equipment
     Ride Control                                      265             -             265                  -                     265
     Exhaust                                           832             -             832                263                     569
                                            --------------  ------------  --------------   ----------------  ----------------------
     Total Europe Original Equipment                 1,097             -           1,097                263                     834

South America                                          119             -             119                 12                     107

Total Europe & South America                         1,562             -           1,562                275                   1,287

Asia                                                   161             -             161                 57                     104

Australia                                              163             -             163                 15                     148
                                            --------------  ------------  --------------   ----------------  ----------------------

Total Asia Pacific                                     324             -             324                 72                     252

Total Tenneco Automotive                    $        3,766  $          -  $        3,766   $            653  $                3,113
                                            ==============  ============  ==============   ================  ======================


     Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.